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                                                                  EXECUTION COPY


                              EMPLOYMENT AGREEMENT

                 EMPLOYMENT AGREEMENT dated as of August 7, 1997 among DecisionOne Holdings Corp., a Delaware corporation ("HOLDINGS"), DecisionOne Corporation, a Delaware corporation (the "COMPANY"), and Stephen J. Felice ("EXECUTIVE").

                 WHEREAS, each of Holdings and the Company desires to employ Executive as President and Chief Operating Officer;

                 WHEREAS, Holdings, the Company and Executive desire to enter into an agreement (the "AGREEMENT") embodying the terms of such employment;

                 NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the parties agree as follows:

                 1. Employment Term. Executive's employment by the Company and Holdings shall be for a period which shall commence on the date hereof and shall terminate on the second anniversary of the date hereof (the "INITIAL TERM"); provided that the employment term shall be automatically extended upon the terms hereof for successive one year periods unless not later than six months prior to the date of automatic extension, Holdings, the Company or
Executive shall have given notice to the contrary.   The period commencing as
of the date hereof and ending on the scheduled expiration (the "EXPIRATION DATE") pursuant to the foregoing provisions of Executive's employment hereunder is referred to as the "EMPLOYMENT TERM". Notwithstanding the foregoing, the Employment Term shall terminate in any and all events upon the termination of Executive's employment hereunder.

                 2. Positions. During the Employment Term, Executive shall serve as President and Chief Operating Officer of the Company and Holdings. Executive shall report directly to the Chief Executive Officer of Holdings and shall have such duties and authority commensurate with such position as shall be determined from time to time by the Board of Directors of Holdings (the
"BOARD") and the Chief Executive Officer.   Executive shall devote
substantially all of his business time and best efforts to the performance of his duties hereunder and shall not engage in any other business, profession or occupation for compensation or otherwise. Notwithstanding the foregoing, Executive may serve on boards of directors (with the prior approval of the Chief Executive Officer of the Company), participate in civic associations, charities and similar activities so long as such activities do not materially detract from his ability to carry out
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his duties hereunder.

                 3. Base Salary. During the Employment Term, the Company shall pay Executive a base salary (the "BASE SALARY") at the annual rate of $250,000, payable in arrears, in accordance with the usual payment practices of the Company. Executive's Base Salary shall be subject to periodic review by the Compensation Committee of Holdings, not less frequently than annually, and shall be adjusted on or before each anniversary date of this Agreement in order to place Executive in at least the 40th percentile for base cash compensation received by the highest paid executives in Holdings' industry. Holdings' industry peer group and the classification of compensation for purposes of computing such comparison and establishing such increases in Base Salary shall be as specified on Exhibit A attached to this Agreement (as such data shall be updated from time to time, the "PEER GROUP COMPARISON"). Any such adjusted rate will thereafter be the Base Salary for all purposes of this Agreement. In no event shall Executive's Base Salary in any year be adjusted below the Base Salary for the prior year.

                 4. Annual Cash Bonus. The Company shall pay Executive, for each fiscal year of his employment, beginning with the fiscal year ending in 1998, a cash bonus (the "BONUS") in an amount established by the Board based upon the achievement of certain levels of performance. If for any fiscal year the target levels are achieved, then Executive's cash bonus for such fiscal year shall be in an amount which would place Executive in at least the 75th percentile for total cash compensation (less base compensation) received by the highest paid executives indicated by the Peer Group Comparison. In no event shall Executive's target Bonus for any fiscal year be less than 100% of Base Salary. The timing of the payment of the Bonus shall be in accordance with the Company's normal procedures.

                 5. To the extent a Change of Control (as defined in the Investors' Agreement dated as of August 7, 1997, among the Company, DLJ Merchant Banking II, L.P. ("DLJMBII"), DLJ Merchant Banking Partners II-A, L.P., DLJ Offshore Partners II, C.V., DLJ Diversified Partners, L.P., DLJ Diversified Partners-A, L.P., DLJ Millenium Partners, L.P., DLJ Millenium Partners-A, L.P., DLJMB Funding II, Inc., UK Investment Plan 1997 Partners, DLJ EAB Partners, L.P., DLJ First ESC, LLC, and certain other shareholders listed on the signature pages thereto) event occurs on or before Executive's employment terminates or at any time thereafter if prior to the termination of Executive's employment, the Company, Holdings, DLJMBII, any affiliates of DLJMBII, or any authorized representative of such parties engages in substantive discussions concerning the possible change of control and DLJMBII generates an internal rate of return on its original investment in excess of 40% per annum, Executive will be paid a special bonus (the "SPECIAL BONUS") by Holdings. The Special Bonus will be paid in cash within 10 days of the Special Bonus event occurring. If the internal rate of return is in excess of 40%, the Special Bonus shall be $2.5 million. For each 1% increase above 40%, Executive shall receive an additional $250,000 but in no event shall the Special


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Bonus exceed $7.5 million.  The Special Bonus, together with any special bonus awarded to Mr. Draeger, shall be taken into account in calculating internal rate of return.

                 6. Employee Benefits. (a) During the Employment Term, Executive shall be entitled to participate on a basis no less favorable than other senior executives of the Company and Holdings in all retirement, welfare benefit, incentive compensation, perquisite and other plans and arrangements of the Company applicable to senior executives of the Company and Holdings, as in effect from time to time.

                 (b) Executive shall be entitled to participate in the Management Stock Incentive Plan of Holdings (the "MSIP").

                 (c) Executive shall have the use of a Company automobile and shall be reimbursed for (i) the reasonable costs of one country club membership, (ii) the establishment and use of telephone lines in Pennsylvania and Executive's automobile, (iii) an annual physical examination for Executive and his spouse and (iv) first class air travel.

                 (d) Executive shall be entitled to five weeks of vacation for each 12 month period that Executive is employed hereunder.

                 (e) Executive shall be entitled to reimbursement for reasonable tax planning and estate planning services.

                 7. Business Expenses. During the Employment Term, the Company shall reimburse such of Executive's travel, entertainment and other business expenses as are reasonably and necessarily incurred by Executive during the Employment Term in the performance of his duties hereunder, in accordance with the Company's policies as in effect from time to time.

                 8. Termination. Upon a termination of the Employment Term prior to its scheduled expiration, Executive shall be entitled to the payments described in this Section 8.

                 (a) For Cause by the Company; by Executive without Good Reason. The Employment Term may be terminated prior to the Expiration Date by the Company and Holdings for Cause or by Executive without Good Reason (each as defined below).

                 If the Employment Term is terminated by the Company or Holdings for Cause or by Executive without Good Reason, Executive shall be entitled to receive his Base Salary through the date of termination, any Bonus that has been earned in accordance with Section 4 for a prior fiscal year but not yet paid and any unreimbursed business expenses, payable promptly following the later of the date of such termination





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and the date on which the appropriate documentation is provided.

                 All other benefits following termination of the Employment Term pursuant to this Section 8(a) shall be determined in accordance with the plans, policies and practices of the Company.

                 (b) Death or Disability (as defined below). The Employment Term shall terminate prior to the Expiration Date upon Executive's death or Disability. If the Employment Term is terminated prior to the Expiration Date by reason of death or Disability, Executive or Executive's estate, as applicable, shall receive (i) the amounts described under Section 8(a), (ii) continued payment of Base Salary through the first anniversary of the date of death or the first anniversary of the date of termination based upon Disability, (iii) continued participation by Executive's family in all health, medical and dental plans of the Company, or comparable coverage, for such one year period and (iv) the Bonus that would have been payable to Executive for the year of termination pursuant to paragraph 4 hereof (if the target is met) pro-rated to the date of termination and payable upon termination. Such amounts shall be in addition to any proceeds otherwise payable to Executive or his estate, as the case may be, on account of any life or disability insurance policy provided as a benefit to Executive hereunder.

         All other benefits following termination of the Employment Term pursuant to this Section 8(b) shall be determined in accordance with the plans, policies and practices of the Company.

                 (c) By the Company without Cause; by Executive with Good Reason; Election by the Company not to Renew. The Employment Term may be terminated prior to the Expiration Date by the Company or Holdings without Cause or by Executive with Good Reason.

                 If the Employment Term is terminated prior to the Expiration Date by the Company or Holdings without Cause or by Executive with Good Reason or the Company elects (other than for Cause) not to extend the Employment Term for an additional one year period in accordance with Section 1, subject to Executive's continued compliance with the covenants (other than an inadvertent breach) set forth in Section 9, Executive shall receive (i) the amounts described under Section 8(a), (ii) continued payment of Executive's Base Salary for an eighteen (fifteen in the case of a termination for Good Reason) month period at the rate in effect for the year of termination, payable in eighteen (fifteen in the case of a termination for Good Reason) monthly installments,
(iii) continued participation by Executive's family in all health, medical and dental plans of the Company, or comparable coverage, for such eighteen (or fifteen) month period or, if earlier, until Executive is covered by comparable programs of a subsequent employer and (iv) payment in an amount equal to 1 1/2 (1 1/4 in the case of a termination for Good Reason) times the Bonus Executive would have received (assuming for this purpose that





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the target was met) had Executive remained employed hereunder for the entire year, payable in eighteen (fifteen in the case of a termination for Good Reason) monthly installments; provided that if Executive obtains employment prior to the payment of all such monthly installments of Base Salary and Bonus, Executive shall only receive one-half of the amount of each remaining installment.

         All other benefits following termination of the Employment Term pursuant to this Section 8(c) shall be determined in accordance with the plans, policies and practices of the Company.

                 (d) Definitions. For purposes of this Section 8, the following terms shall have the following meanings:

                 (i) "CAUSE" shall mean:

                 (A) Executive's willful and continued failure substantially to perform his duties under the Agreement (other than as a result of total or partial incapacity due to physical or mental illness);

                 (B) the conviction of Executive or the plea of guilty by Executive for a felony under the laws of the United States or any state thereof or any other jurisdiction in which the Company or Holdings conducts business;

                 (C) Executive's repeatedly being under the influence of illegal drugs or alcohol while performing his duties hereunder; or

                 (D) Executive's breach (other than an inadvertent breach) of the provisions of Section 9;

provided that, in the case of any action or omission described in clause (A) or
(D) above (a "DEFICIENCY"), the Company must first provide Executive 30 days written notice of the Deficiency and the opportunity to cure such Deficiency. For purposes of this definition, no act or failure to act shall be deemed "willful" unless effected by Executive not in good faith and without a reasonable belief that such action or failure to act was in or not opposed to the Company's or Holdings' best interests.

                 (ii) "GOOD REASON" shall mean the happening of any of the following events followed within six months by a Notice of Termination by
Executive:

                 (A) Mr. Kenneth Draeger is replaced as Chief Executive Officer of the Company and Executive is not promoted to such position;

                 (B) there is an adverse change to Executive's title or a material adverse





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change in Executive's responsibilities or duties; or

                 (C) the Company's current principal place of business in Pennsylvania is relocated more than 35 miles from its current site;

provided that, in the case of clause (B), Executive must first provide the Company 30 days written notice of the change and the opportunity to cure.

                 (iii) "DISABILITY" shall mean Executive's inability, as a result of physical or mental illness, to perform the duties of the position(s) specified in Section 2 for a period of three consecutive months or for periods aggregating more than six months during any 24 month period. Any question as to the existence of the Disability of Executive as to which Executive and the Company cannot agree shall be determined in writing by a qualified independent physician selected by the Company and reasonably acceptable to Executive. The determination of Disability made in writing to the Company and Executive shall be final and conclusive for all purposes of the Agreement.

                 (e) Notice of Termination. Any purported termination of the Employment Term prior to its scheduled expiration by the Company or Holdings or by Executive shall be communicated by written notice of termination to the other party hereto. For purposes of this Agreement, a "NOTICE OF TERMINATION" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated.

                 9. Non-Competition/Confidential Information. (a) Executive acknowledges and recognizes the highly competitive nature of the businesses of the Company, Holdings and their affiliates and accordingly agrees that during the Employment Term and through the first anniversary of the date of termination of employment, Executive will not directly or indirectly accept an engagement with any person or entity, a substantial business of which is multivendor computer maintenance business or any other line of business of the Company or Holdings or any of their affiliates accounting for 10% or more of the Company's or Holding's gross revenues (each a "COMPETITIVE BUSINESS") (including without limitation by performing or soliciting the performance of services for any person who is a customer or client of the Company or any of its affiliates), whether such engagement is as an officer, director, proprietor, employee, partner, investor (other than as a holder of less than 1% of the outstanding capital stock of a publicly traded corporation), consultant, advisor, agent, sales representative or other participant, in any geographic area in which Holdings, the Company or any of their affiliates conducted any such competing line of business. Notwithstanding the foregoing, Executive may accept an engagement with a division of a business so long as a substantial business of such division is not a Competitive Business.

                 (b) During the Employment Term and through the second anniversary of





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the date of termination of employment, Executive will not induce, or cause any person or entity to induce, any employee of Holdings, the Company or any of their affiliates to engage in any activity in which Executive is prohibited to engage by paragraph (a) above or to terminate his employment with Holdings, the Company or any of their affiliates, and will not employ or offer employment, or cause any person or entity to employ or offer employment, to any person who was employed by Holdings, the Company or any of their affiliates unless such person shall have ceased to be employed by Holdings, the Company or any of their affiliates for a period of at least 12 months.

                 (c) Executive will not at any time (whether during or after his employment with Holdings and the Company) disclose or use for his own benefit or purposes or the benefit or purposes of any other person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise other than Holdings, the Company and any of their affiliates, any trade secrets, information, data, or other confidential information relating to customers, development programs, costs, marketing, trading, investment, sales activities, promotion, credit and financial data, manufacturing processes, financing methods, plans, or the business and affairs of Holdings or the Company generally, or of any of their affiliates, provided that the foregoing shall not apply to information which is not unique to Holdings or the Company or which is generally known to the industry or the public other than as a result of Executive's breach of this covenant. Executive agrees that upon termination of his employment with Holdings and the Company for any reason, he will return immediately all memoranda, books, papers, plans, information, letters and other data, and all copies thereof or therefrom, in any way relating to the business of Holdings, the Company and their affiliates, except that he may retain personal notes, notebooks and diaries. Executive further agrees that he will not retain or use for his account at any time any trade names, trademark or other proprietary business designation used or owned in connection with the business of Holdings, the Company or their affiliates.

                 10.  Specific Performance and Other Remedies.   Executive
acknowledges and agrees that Holdings and the Company have no adequate remedy at law for a breach or threatened breach of any of the provisions of Section 9 and, in recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, Holdings and/or the Company, without posting any bond and without notice to the Executive, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available. Nothing in this Agreement shall be construed as prohibiting Holdings or the Company from pursuing any other remedies at law or in equity that it may have or any other rights that they may have under any other agreement.

                 11.  Miscellaneous.





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                 (a)  Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without reference to principles of conflict of laws.

                 (b) Entire Agreement/Amendments. This Agreement, any purchase agreement to be entered into on the date hereof regarding the purchase of shares of the Company, the MSIP to be adopted by Holdings and any award agreements entered into under the MSIP, and the provisions of any employee plan or arrangement maintained from time to time by the Company or Holdings in which Executive participates contain the entire understanding of the parties with respect to the employment of Executive by Holdings and the Company and supersede any prior agreements between the Company, Holdings (and their predecessors) and Executive. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein and therein. No provision in this Agreement may be amended unless such amendment is agreed to in writing.

                 (c) No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party's rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. No waiver by either party of any breach by the other party of any condition or provision contained in this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time. Any waiver must be in writing and signed by the Executive or Holdings or the Company, as the case may be.

                 (d) Severability. It is expressly understood and agreed that although Executive, Holdings and the Company consider the restrictions contained in Section 9 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory restriction in Section 9 or any other restriction contained in Section 9 is an unenforceable restriction against Executive, such provision shall not be rendered void but shall be deemed amended to apply to such maximum time and territory, if applicable, or otherwise to such maximum extent as such court may
judicially determine or indicate to be enforceable.   Alternatively, if any
court of competent jurisdiction finds that any restriction contained in Section 9 is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein. In the event that any one or more of the other provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

                 (e) Assignment. This Agreement shall not be assignable by any party without the consent of the other parties.





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                 (f)  Mitigation.  Except as set forth in Section 8(c),
Executive shall not be required to mitigate the amount of any payment or benefit to be provided pursuant to Section 8 by seeking other employment or otherwise.

                 (g) Successors. This Agreement shall inure to the benefit of and be binding upon the personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees of the parties hereto. The Executive shall be entitled to select (and change, to the extent permitted under any applicable law) a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following the Executive' death by giving Holdings or the Company written notice thereof. In the event of the Executive's death or a judicial determination of his incompetence, reference in this Agreement to the Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative.

                 (h) Communications. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when faxed or delivered or two business days after being mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed (A) to the Executive at his address then appearing in the personnel records of the Company, (B) to Holdings at Holding's then current headquarters, with a copy to Holding's Secretary, (C) to the Company at the Company's then current headquarters, with a copy to the Company's Secretary and (D) to DLJMBII at DLJMBII's then current headquarters with a copy to Peter Grauer or (E) to such other address as any party may have furnished to the others in writing in accordance herewith, with such notice of change of address being effective only upon receipt.

                 (i) Withholding Taxes. Holdings and/or the Company, as applicable, may withhold from any and all amounts payable under this Agreement such federal, state, local and any other applicable taxes as may be required to be withheld pursuant to any applicable law or regulation.

                 (j) Survivorship. The respective rights and obligations of the parties hereunder shall survive any termination of Executive's employment to the extent necessary to the agreed preservation of such rights and obligations.

                 (k) Representations. Each party represents and warrants to the others that he or it is fully authorized and empowered to enter into this Agreement and that the performance of his or its obligations under this Agreement will not violate any agreement between him or it and any other person or entity.

                 (l) Fees and Expenses. In the event of a dispute by Holdings, the Company or Executive as to the validity or enforceability of, or liability under, any





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provision of this Agreement and with respect to any claims arising in connection with Executive's employment with Holdings and the Company, each party shall pay its own legal fees and expenses incurred in connection with such dispute or claim.

                 (m) Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

                 (n) Headings. The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement. Any reference to the Executive in the masculine gender herein is for convenience and is not intended to express any preference by the Company for executives of any gender.





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                 IN WITNESS WHEREOF, the parties hereto have duly executed this
Agreement as of the day and year first above written.






                                        ---------------------------------------
                                        Stephen J. Felice



                                        DECISIONONE HOLDINGS CORP.


                                        By:
                                            -----------------------------------
                                            Name:
                                            Title:


                                        DECISIONONE CORPORATION


                                        By:
                                            -----------------------------------
                                            Name:
                                            Title:





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